UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2014

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Transaction Agreement and Plan of Merger

On March 18, 2014, Horizon Pharma, Inc. (“Horizon”), Vidara Therapeutics Holdings LLC, a Delaware limited liability company (“Holdings”), Vidara Therapeutics International Ltd., an Irish private limited company (“Vidara”), Hamilton Holdings (USA), Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Vidara (“U.S. HoldCo”), and Hamilton Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of U.S. HoldCo (“Merger Sub”), entered into a Transaction Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Horizon, with Horizon continuing as the surviving corporation and as a wholly-owned, indirect subsidiary of Vidara (the “Merger”), with Vidara converting to a public limited company and changing its name to Horizon Pharma plc (“New Horizon”). Prior to the effective time of the Merger, Vidara will effect a reorganization as described in the Merger Agreement (the “Reorganization”).

At the effective time of the Merger (the “Effective Time”), (i) each share of Horizon’s common stock issued and outstanding will be converted into one ordinary share of New Horizon; (ii) each equity plan of Horizon will be assumed by New Horizon and each outstanding option under Horizon’s equity plans will be converted into an option to acquire the number of ordinary shares of New Horizon equal to the number of shares of common stock underlying such option immediately prior to the Effective Time at the same exercise price per share as such Horizon option, and each other stock award that is outstanding under Horizon equity plans will be converted into a right to receive, on substantially the same terms and conditions as were applicable to such equity award before the Effective Time, the number of ordinary shares of New Horizon equal to the number of shares of common stock of Horizon subject to such stock award immediately prior to the Effective Time; (iii) each warrant to acquire Horizon common stock outstanding immediately prior to the Effective Time and not terminated as of the Effective Time will be converted into a warrant to acquire, on substantially the same terms and conditions as were applicable under such warrant before the Effective Time, the number of ordinary shares of New Horizon equal to the number of shares of common stock underlying such warrant immediately prior to the Effective Time; and the (iv) the notes issued by Horizon under the Indenture, dated as of November 23, 2013, will remain outstanding and, pursuant to a supplemental indenture to be entered into effective as of the Effective Time, will become convertible into the same number of ordinary shares of New Horizon at the same conversion rate in effect immediately prior to the Effective Time. As part of the Reorganization to be effected prior to or concurrent with the Effective Time, Holdings will receive cash payments as described below for the redemption of bonus shares of Vidara and for contribution to Vidara of a subsidiary of Holdings that is not currently owned by Vidara. Holdings will also retain ownership of 31,350,000 ordinary shares of New Horizon at the Effective Time. Upon consummation of the Merger (the “Closing”), the security holders of Horizon (excluding the holders of the convertible notes) will own approximately 74% of New Horizon and Holdings will own approximately 26% of New Horizon. At the Closing, Holdings will receive a cash payment of $200 million, plus the cash of Vidara and its subsidiaries as of Closing, less the indebtedness of Vidara and its subsidiaries and transaction expenses of Vidara and its subsidiaries paid by New Horizon at or following the Closing, plus or minus an adjustment to the extent that Vidara’s working capital (exclusive of cash) as of the Closing exceeds or is less than target working capital of $123,000.

The New Horizon ordinary shares to be issued to the stockholders of Horizon will be registered with the Securities and Exchange Commission (“SEC”) and are expected to be listed on NASDAQ. The receipt of New Horizon ordinary shares for shares of Horizon common stock by U.S. holders of Horizon common stock pursuant to the Merger is a taxable transaction for U.S. federal income tax purposes.

Each of Holdings and Horizon has made customary representations and warranties in the Merger Agreement relating to Vidara and Horizon and the transactions contemplated by the Merger Agreement. All liability of the parties relating to the representations and warranties and pre-closing covenants ceases at the Effective Time of the Merger. The parties have agreed to set aside $2.75 million of the cash otherwise payable to Holdings at the Closing in a temporary escrow account until completion of the post-closing adjustments to the cash portion of the consideration described above.

The Merger Agreement contains customary pre-closing covenants on Holdings and Vidara, including covenants requiring Vidara to operate its business in the ordinary course and not to engage in certain transactions during the period between execution of the Merger Agreement and Closing, and covenants not to solicit, initiate or encourage the submission of any alternative acquisition proposal for Vidara, furnish any non-public information of Vidara to any person who is considering or has made an alternative acquisition proposal, participate in any discussions or negotiations regarding an alternative acquisition proposal, approve, endorse or recommend an alternative acquisition proposal or enter into any contract or agreement relating to any alternative acquisition proposal. The members of Holdings approved the execution of the Merger Agreement by the required vote prior to the execution of the Merger Agreement, and Holdings and Vidara have approved the Merger without the need for further approval of the members of Holdings or Vidara.

The Merger Agreement also contains customary pre-closing covenants of Horizon, including covenants requiring Horizon to operate its business in the ordinary course and covenants not to solicit, initiate or encourage the submission of any alternative acquisition proposal for Horizon, furnish any non-public information of Horizon to any person who is considering or has made an alternative acquisition proposal, participate in any discussions or negotiations regarding an alternative acquisition proposal, approve, endorse or recommend an alternative acquisition proposal or enter into any contract or agreement relating to any alternative acquisition proposal, subject to certain fiduciary exceptions that permit Horizon to furnish non-public information and participate in discussions and negotiations so long as Horizon determines in good faith, after consultation with financial advisors and outside legal counsel, that the alternative acquisition proposal is, or could reasonably be expected to result in, a more favorable proposal and failure to engage in these activities would constitute a breach of fiduciary duty. The Merger Agreement also permits the Board of Directors of Horizon to change its recommendation to the stockholders of Horizon to vote in favor of the adoption of the Merger Agreement and the Merger in certain circumstances. The Merger Agreement also contains customary covenants of each of the parties to use its respective reasonable best efforts to take all actions necessary to consummate the Reorganization and the transactions contemplated by the Merger Agreement, including, for Horizon, completing the financing contemplated by the Commitment Letter described in Horizon’s Current Report on Form 8-K, filed with the SEC on March 19, 2014, or an alternative financing permitted by the Merger Agreement, and covenants with respect to the registration of New Horizon ordinary shares to be outstanding as of the Closing under the Securities Act of 1933, as amended.

The obligation of each party to consummate the transactions contemplated by the Merger Agreement, including the Merger, is subject to certain conditions, including conditions with respect to the receipt of the requisite approval by the stockholders of Horizon; accuracy of the representations and warranties of the other party to the applicable standard provided by the Merger Agreement; compliance by the other party with its covenants in the Merger Agreement in all material respects; absence of a material adverse effect on the other party’s business, assets, financial condition, or results of operations (subject to certain exceptions) since the date of the Merger Agreement; satisfaction of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; approval for listing on NASDAQ of the New Horizon shares to be issued in the Merger; delivery of all closing deliverables; absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the Merger or other transactions contemplated by the Merger Agreement; and effectiveness of the registration statement filed with the SEC with respect to the New Horizon shares to be issued in the Merger, as well as other customary closing conditions. In addition, Horizon’s obligation to consummate the transactions contemplated by the Merger Agreement is subject to the completion of the Reorganization in accordance with the Merger Agreement and general releases being entered into by Holdings and certain employees of Vidara for the benefit of Vidara and its subsidiaries.

The Merger Agreement also contains termination rights, including that: (a) the parties may terminate the Merger Agreement by mutual written consent at any time prior to the Effective Time; (b) either party will have the right to terminate the Merger Agreement if (i) the Closing has not occurred by September 30, 2014 through no fault of the party terminating the Merger Agreement, (ii) any government authority shall have issued an order permanently restraining or enjoining the transactions contemplated by the Merger Agreement and such order becomes final and nonappealable, (iii) Horizon’s stockholders fail to approve the Merger within 20 business days following the date on which a meeting of the stockholders of Horizon is initially convened, or (iv) the other party breaches its representations, warranties or covenants in the Merger Agreement in a manner that would give rise to the failure of a closing condition to be satisfied (subject to cure period); and (c) Holdings will have the right to terminate the Merger Agreement (i) following the change, withdrawal or withholding by Horizon’s board of directors of a recommendation to approve the Merger and the Merger Agreement, or the approval or adoption by Horizon’s board of directors of an alternative proposal to the Merger Agreement; (ii) if all of the conditions to Closing are satisfied and Horizon fails to close within 3 business days after the Closing should have occurred and Holdings stood ready and willing to consummate the Merger on that date; or (iii) if a third party launches a generic product at risk against VIMOVO in the United States and Horizon’s average closing stock price on the five trading days following the date the first sale becomes publicly known (the “Reference Date”) is the lower of $8.00 per share or 65% of Horizon’s average closing stock price on the 5 trading days immediately preceding the Reference Date and Holdings terminates the Merger Agreement within 10 calendar days after the Reference Date.

If the Merger Agreement is terminated by Holdings following a change of the recommendation of the Horizon board, Horizon would be obligated to pay Holdings a termination fee of $23 million and may be obligated to pay such termination fee in other circumstances specified in the Merger Agreement. If the Merger Agreement is terminated because the stockholders of Horizon do not approve the adoption of the Merger Agreement and the Merger, then Horizon would be obligated to pay Holdings an expense reimbursement fee of $13.5 million. If the Merger Agreement is terminated because Horizon fails to close the transaction after satisfaction of all of the conditions to Closing and Holdings is ready to close the Merger, then Horizon would be obligated to pay Holdings a termination fee of $44 million.

Pursuant to the Merger Agreement, effective as of the Closing, the directors of New Horizon will be the directors of Horizon immediately prior to the Closing, plus one additional director to be designated by Holdings. Holdings has designated Dr. Virinder Nohria to serve as a director of New Horizon.

The foregoing summary of certain terms of the Merger Agreement, including a summary of the Reorganization, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is hereby incorporated into this Current Report on Form 8-K by reference.

The Merger Agreement has been included solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information, or to provide any other factual information, about Horizon, Holdings or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger

Agreement are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties (except as specifically set forth therein); may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties, instead of establishing matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Horizon, Holdings or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, as applicable, which subsequent information may or may not be fully reflected in public disclosures.

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, Horizon and Vidara entered into voting agreements with each executive officer and director of Horizon and with certain entities affiliated with Horizon’s directors (the “Voting Agreements”), pursuant to which each such executive officer, director and affiliated-entity agreed, among other things, to vote his, her or its shares in favor of the adoption of the Merger Agreement and the approval of the Merger. In the aggregate, approximately 20 percent of Horizon’s outstanding common stock is subject to the Voting Agreements. Each of the Voting Agreements contains transfer restrictions that permit the sale of up to 15% of the subject securities prior to the Closing. The Voting Agreements will expire upon the earlier of termination of the Merger Agreement or approval of the Merger Agreement by Horizon’s stockholders.

The above description of the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreements, a form of which is attached hereto as Exhibit 10.1 and is hereby incorporated into this Current Report on Form 8-K by reference.

Registration Rights Agreement

Pursuant to the terms of the Merger Agreement, Vidara, Holdings and certain members of Holdings will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, following the Closing of the Merger, New Horizon will be obligated to cause to become effective, and to maintain, a registration statement covering the resale by Holdings and certain of its members of their New Horizon shares. New Horizon will also be obligated to facilitate up to three underwritten secondary offerings of the New Horizon shares held by Holdings and certain of its members. The Registration Rights Agreement also contains certain restrictions on the transfer of New Horizon shares by certain members of Holdings to any person that is required to file a Schedule 13D with respect to New Horizon or has made public any intention to acquire or influence control of New Horizon.

The above description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, a form of which is attached as Exhibit A to the Merger Agreement filed herewith and is hereby incorporated into this Current Report on Form 8-K by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Transaction Agreement and Plan of Merger, dated March 18, 2014, by and among Horizon Pharma, Inc., Vidara Therapeutics Holdings LLC, Vidara Therapeutics International Ltd., Hamilton Holdings (USA), Inc. and Hamilton Merger Sub, Inc.*

10.1	Form of Voting Agreement, dated March 18, 2014, by and among Horizon Pharma, Inc., Vidara Therapeutics International Ltd. and certain stockholders of Horizon Pharma, Inc.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Horizon undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

Forward Looking Statements

The press release and investor presentation attached to this Report as Exhibits 99.1 and 99.2, respectively, contain forward-looking statements, including, but not limited to, statements related to the anticipated consummation of the transactions between Horizon and Holdings and the timing and benefits thereof, the combined company’s strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs and management structure, and other statements that are not historical facts. These forward-looking statements are based on Horizon’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Horizon’s ability to complete the transactions contemplated by the Merger Agreement on the proposed terms and schedule; risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed Merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; and the possibility that if the combined company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of the combined company’s shares could decline, as well as other risks related to Horizon’s business, including Horizon’s dependence on sales of DUEXIS and VIMOVO and its ability to increase sales of its DUEXIS, VIMOVO and RAYOS/LODOTRA products; competition, including potential generic competition; the ability of Horizon to protect its intellectual property and defend its patents; regulatory obligations and oversight; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon’s SEC filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2013, which reports are available at the SEC’s web site http://www.sec.gov. Horizon undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Additional Information and Where to Find It

In connection with the proposed transaction, Horizon and Vidara will be filing documents with the SEC, including the filing by Horizon of a preliminary and definitive proxy statement/prospectus relating to the proposed transaction and the filing by Vidara of a registration statement on Form S-4 that will include the proxy statement/prospectus relating to the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to Horizon stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED PRELIMINARY AND DEFINITIVE PROXY/PROSPECTUS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HORIZON, VIDARA AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, by directing a request to Horizon’s Investor Relations department at Horizon Pharma, Inc., Attention: Investor Relations, 520 Lake Cook Road, Suite 520, Deerfield, IL 60015 or to Horizon’s Investor Relations department at 224-383-3000 or by email to investor-relations@horizonpharma.com. Investors and security holders may obtain free copies of the documents filed with the SEC on Horizon’s website at www.horizonpharma.com under the heading “Investors” and then under the heading “SEC Filings.”

Horizon and its directors and executive officers and Vidara and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Horizon in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Horizon is also included in Horizon’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 13, 2014. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Horizon as described above.

This communication does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to subscribe for or buy, any securities nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON PHARMA, INC.

	By:	/s/ Robert J. De Vaere
Date: March 20, 2014		Robert J. De Vaere
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Transaction Agreement and Plan of Merger, dated March 18, 2014, by and among Horizon Pharma, Inc., Vidara Therapeutics Holdings LLC, Vidara Therapeutics International Ltd., Hamilton Holdings (USA), Inc. and Hamilton Merger Sub, Inc.*

10.1	Form of Voting Agreement, dated March 18, 2014, by and among Horizon Pharma, Inc., Vidara Therapeutics International Ltd. and certain stockholders of Horizon Pharma, Inc.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Horizon undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.